                                                                     EXHIBIT 4.6


                        FLOATING RATE JUNIOR SUBORDINATED
                          DEFERRABLE INTEREST DEBENTURE
                    OF UNITED BANCORPORATION OF ALABAMA, INC.

         THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS DEBENTURE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. PRIOR TO (X) THE DATE WHICH IS TWO YEARS (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144(k) UNDER THE SECURITIES ACT) AFTER THE LATER OF (i) THE ORIGINAL ISSUE DATE HEREOF OR (ii) THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS DEBENTURE (OR ANY PREDECESSOR OF THIS DEBENTURE) AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAWS (THE "RESALE RESTRICTION TERMINATION DATE"), THE HOLDER OF THIS DEBENTURE BY ITS ACCEPTANCE HEREOF AGREES FOR THE BENEFIT OF THE COMPANY TO OFFER, SELL OR OTHERWISE TRANSFER THIS DEBENTURE ONLY (A) TO THE COMPANY OR AN AFFILIATE OF THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS DEBENTURE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A ("RULE 144A") PROMULGATED UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A, (D) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF SUBPARAGRAPH (A)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS DEBENTURE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL "ACCREDITED INVESTOR," FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER OR OTHER DISPOSITION
(i) PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY BY THE HOLDER OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS DEBENTURE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND THE DEBENTURE REGISTRAR IN CONNECTION WITH ANY TRANSFER OF THIS DEBENTURE PRIOR TO THE RESALE RESTRICTION TERMINATION DATE. THE HOLDER MUST CHECK

THE APPROPRIATE BOX SET FORTH ON THE CERTIFICATE OF TRANSFER RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THE CERTIFICATE OF TRANSFER TO THE TRUSTEE AND THE DEBENTURE REGISTRAR. THIS LEGEND WILL BE REMOVED UPON REQUEST OF THE HOLDER AFTER THE EARLIER OF (i) THE TRANSFER OF THE DEBENTURE EVIDENCED HEREBY PURSUANT TO CLAUSE (B) ABOVE OR (ii) THE RESALE RESTRICTION TERMINATION DATE. THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS DEBENTURE OF THE RESALE RESTRICTIONS REFERRED TO HEREIN.

         PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, THIS DEBENTURE MAY BE TRANSFERRED OR EXCHANGED ONLY IN A MINIMUM AGGREGATE PRINCIPAL AMOUNT OF NOT LESS THAN $100,000. ANY ATTEMPTED TRANSFER OF THIS DEBENTURE IN AN AGGREGATE PRINCIPAL AMOUNT OF LESS THAN $100,000 PRIOR TO THE RESALE RESTRICTION TERMINATION DATE SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. AFTER SUCH RESALE RESTRICTION TERMINATION DATE, ANY ATTEMPTED TRANSFER OF THIS DEBENTURE IN AN AGGREGATE PRINCIPAL AMOUNT OF LESS THAN $100,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS DEBENTURE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RIGHT TO RECEIVE INTEREST PAYMENTS ON THIS DEBENTURE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS DEBENTURE.

         IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS MAY BE REQUIRED BY THE INDENTURE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.


                                       2
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                     UNITED BANCORPORATION OF ALABAMA, INC.

         FLOATING RATE JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURE

                                DUE JUNE 30, 2032

No. _________                               Four Million One Hundred Twenty-Five
Thousand Dollars ($4,125,000)

         United Bancorporation of Alabama, Inc., a Delaware corporation (the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to, Wells Fargo Bank, National Association or any successor thereto, as property trustee of United Bancorp Capital Trust I or registered assigns, the principal sum of Four Million One Hundred Twenty-Five Thousand Dollars ($4,125,000) on June 30, 2032 (the "Stated Maturity"), and to pay interest on said principal sum from June 27, 2002, or from the most recent interest payment date to which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on March 30, June 30, September 30 and December 30 of each year (each such date, an "Interest Payment Date") commencing September 30, 2002, at the rate of 3.65% per annum over the Three-Month LIBOR Rate (the "Floating Interest Rate"), applied to the aggregate principal amount of the Debentures Outstanding as of such Interest Payment Date, until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded quarterly. In no event shall the Floating Interest Rate exceed 12% prior to June 30, 2007.

         The "Three-Month LIBOR Rate" shall mean the rate determined in accordance with the following provisions:

                  (i) On the second LIBOR BUSINESS DAY (provided that on such day commercial banks are open for business (including dealings in foreign currency deposits) in London (a "LIBOR Banking Day") preceding each of January 15, April 15, July 15 and October 15 (except with respect to June 27, 2002 (each such date, a "Interest Reset Date"), Wells Fargo Bank, National Association (the "Calculation Agent"), will determine the Three-Month LIBOR Rate which shall be the rate for deposits in the London interbank market in U.S. dollars having a three-month maturity which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such Interest Reset Date. "Telerate Page 3750" means the display on Page 3750 of the Bloomberg Financial Markets Commodities News (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks for U.S. dollar deposits). If the Three-Month LIBOR Rate on such Interest Reset Date does not appear on the Tleerate Page 3750, such Three-Month LIBOR Rate will be determined as described in (ii) below. "LIBOR Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York or Wilmington, Delaware are authorized or obligated by law or executive order to be closed. If such rate is superseded on Telerate Page 3750 by a corrected rate before 12:00 noon (London time) on the same Interest Reset Date, the corrected rate as so substituted will be the applicable LIBOR for that Interest Reset Date.

                  (ii) If, on any Interest Reset Date, such rate does not appear on Telerate Page 3750 as reported by Bloomberg Financial Markets Commodities News or such other page as may replace such Telerate Page 3750, the Calculation Agent shall determine the arithmetic mean of quotations of the Reference Banks (defined below) to leading banks in the London interbank market for three-month U.S. Dollar deposits in Europe (in an amount determined by the Calculation Agent) by reference to requests for quotations as of approximately 11:00 a.m. (London time) on the Interest Reset Date made by the Calculation Agent to the Reference Banks. If, on any Interest Reset Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal the arithmetic mean of such quotations. If, on any Interest Reset Date, only one or none of the Reference Banks provide such a quotation, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that at least two leading banks in the City of New York (as selected by the Calculation Agent) are quoting on the relevant Interest Reset Date for three-month U.S. Dollar deposits in Europe at approximately 11:00 a.m. (London time) (in an amount determined by the Calculation Agent). As used herein, "Reference Banks" means four major banks in the London interbank market selected by the Calculation Agent.

                  If the Calculation Agent is required but is unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR shall be LIBOR in effect on the previous Interest Reset Date (whether or not LIBOR for such period was in fact determined on such Interest Reset Date).

         The amount payable for any Interest Payment Period shall be computed on the basis of a 360-day year and the actual number of days in such Interest Payment Period. In the event that any date on which interest is payable on this Debenture is not a Business Day, then payment of interest payable on such date shall be made on the next succeeding day that is a Business Day except that, if such Business Day is in the next succeeding calendar year, payment of such interest will be made on the immediately preceding Business Day. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, be paid to the Person in whose name this Debenture (or one or more Predecessor Debentures, as defined in said Indenture) is registered as provided in the Indenture.

         The amount of interest for each day that a Debenture is outstanding (the "Daily Interest Amount") will be calculated by dividing the Floating Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of such Debenture.

         The Floating Interest Rate will in no event be higher than the maximum rate permitted by the law of the State of Delaware, or, if higher, the law of the United States of America.

         The principal of and the interest on this Debenture shall be payable at or through the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Debenture Register.

Notwithstanding the foregoing, so long as the holder of this Debenture is the Property Trustee, the payment of the principal of and interest on this Debenture shall be made at such place and to such account as may be designated by the Property Trustee.

         The Floating Interest Rate and amount of interest to be paid on the Debentures for each Interest Payment Period will be determined by the Calculation Agent. All calculations made by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the holders of this Debenture. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish the Floating Interest Rate for any Interest Payment Period, or that the Company proposes to remove such Calculation Agent, or that the Calculation Agent proposes to terminate its service as Calculation Agent, the Company shall appoint another Person, which is a bank, trust company, investment banking firm or other financial institution, to act as the Calculation Agent. The Calculation Agent shall certify the Floating Interest Rate on each Interest Reset Date and shall provide a copy of such certification to the Trustee under the Indenture and to the Property Trustee as soon as practicable following each Interest Reset Date. The Trustee will provide written notice of the Floating Interest Rate as certified by the Calculation Agent to the holder of this Debenture within five Business Days following each Interest Reset Date.

         Subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines, policies or regulations of the Federal Reserve, the Company may redeem this Debenture prior to the Stated Maturity in the manner and at the times set forth in the Indenture.

         The payment by the Company of the principal and interest on the indebtedness evidenced by this Debenture is, to the extent and in the manner provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness. This Debenture is issued subject to the provisions of the Indenture with respect thereto. Each holder of this Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions; (b) authorizes and directs the Trustee on his or her behalf to take such action as the Company advises the Trustee in writing is necessary or appropriate to acknowledge or effectuate the subordination so provided; and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

         This Debenture shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

         Capitalized terms used and not defined in this Debenture shall have the meanings assigned in the Indenture.

         The provisions of this Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

         IN WITNESS WHEREOF, the Company has caused this instrument to be effective June 27, 2002.

                                     United Bancorporation of Alabama, Inc.

                                     By:      /s/ Robert R. Jones
                                     Name:    Robert R. Jones
                                     Title:   President

Attest:

By:
   ---------------------------
Name:
     -------------------------
Title: Secretary

                          CERTIFICATE OF AUTHENTICATION

         This is one of the Debentures described in the within-mentioned Indenture.

Wells Fargo Bank, National Association,
  as Trustee or Authenticating Agent



By:  /s/ Ann Roberts
  Authorized Signatory

                        FLOATING RATE JUNIOR SUBORDINATED

                          DEFERRABLE INTEREST DEBENTURE

                                   (CONTINUED)

         This Debenture is one of the subordinated debentures of the Company (herein sometimes referred to as the "Debentures"), specified in the Indenture, all issued or to be issued under and pursuant to an Indenture effective as of June 27, 2002 (the "Indenture") duly executed and delivered between the Company and Wells Fargo Bank, National Association, as Trustee (the "Trustee"), to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Debentures and of the terms upon which the Debentures are, and are to be, authenticated and delivered. The Debentures are limited in aggregate principal amount as specified in the Indenture.

         Because of the occurrence and continuation of a Special Event, in certain circumstances, this Debenture may become due and payable at the principal amount together with any interest accrued thereon (the "Redemption Price"). The Redemption Price shall be paid prior to 12:00 noon, Eastern Standard Time, on the date of such redemption or at such earlier time as the Company determines. The Company shall have the right as set forth in the Indenture to redeem this Debenture at the option of the Company, without premium or penalty, (i) in whole or in part, at any time on or after June 30, 2007 (an "Optional Redemption"), or (ii) in whole, but not in part, at any time in certain circumstances upon the occurrence of a Special Event, at a Redemption Price equal to 103% of the principal amount plus any accrued but unpaid interest hereon, to the date of such redemption. Any redemption pursuant to this paragraph shall be made upon not less than 30 days' nor more than 60 days' notice, at the Redemption Price. The Redemption Price shall be paid at the time and in the name provided therefor in the Indenture. If the Debentures are only partially redeemed by the Company pursuant to an Optional Redemption, the Debentures shall be redeemed pro rata or by lot or by any other method utilized by the Trustee as described in the Indenture.

         In the event of redemption of this Debenture in part only, a new Debenture or Debentures for the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof. In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures at the time Outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Debentures; provided, however, that no such supplemental indenture shall, except as provided in the Indenture (i) extend the fixed maturity of the Debentures, reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Debenture so affected thereby; or (ii) reduce the aforesaid percentage of Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Debenture then Outstanding and so affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Debentures at the time outstanding, on behalf of all of the holders of the Debentures, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture, and its consequences, except a default in the payment of the principal of or interest on any of the Debentures. Any such consent or waiver by the registered holder of this Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Debenture and of any Debenture issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debenture.

         No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Debenture at the time (subject to the Company's right to defer payment of interest during an Extended Interest Payment Period as described herein) and place and at the rate and in the money herein prescribed.

         As further described in the Indenture, the Company shall have the right at any time during the term of the Debentures and from time to time to defer payments of interest by extending the interest payment period of such Debentures for up to 20 consecutive quarters (each, an "Extended Interest Payment Period"), at the end of which period the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Debentures to the extent that payment of such interest is enforceable under applicable law). Before the termination of any such Extended Interest Payment Period, so long as no Event of Default shall have occurred and be continuing, the Company may further extend such Extended Interest Payment Period, provided that such Extended Interest Payment Period together with all such further extensions thereof shall not exceed 20 consecutive quarters, extend beyond the Stated Maturity or end on a date other than an Interest Payment Date. At the termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest and any additional amounts then due and subject to the foregoing conditions, the Company may commence a new Extended Interest Payment Period.

         As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered holder hereof on the Debenture Register at the office or agency of the Company designated for such purpose upon surrender of this Debenture for registration of transfer accompanied by a written instrument or instruments of transfer in form satisfactory to the Company duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount shall be issued to the designated transferee or transferees. No service charge shall be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

         Prior to due presentment for registration of transfer of this Debenture, the Company, the Trustee, any Paying Agent and the Debenture Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debenture shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Debenture Registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Debenture Registrar shall be affected by any notice to the contrary (by anyone other than the Debenture Registrar).

         No recourse shall be had for the payment of the principal of or the interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

         Subject to Section 2.3 of the Indenture, the Debentures are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.